UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 7, 2004

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 7, 2004, Yum! Brands, Inc. (“Yum”) executed an amended and restated five-year revolving credit facility (the “Credit Facility”) totaling $1.0 billion, which replaces a three-year facility in the amount of $1.0 billion that was set to expire on June 25, 2005 (the “Old Facility”). J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. arranged the Credit Facility on our behalf. JPMorgan Chase Bank will serve as Administrative Agent for the Credit Facility, which was broadly syndicated among 21 participants.
Under terms of the Credit Facility, Yum may borrow up to the maximum borrowing limit less outstanding letters of credit. The interest rate for borrowings under the Credit Facility ranges from 0.35% to 1.625% over the “London Interbank Offered Rate” (“LIBOR”) or 0.00% to 0.20% over an Alternative Base Rate, which is the greater of the Prime Rate or the Federal Funds Rate plus 0.50%. The exact spread over LIBOR or the Alternative Base Rate, as applicable, will depend upon Yum’s performance under specified financial criteria. Interest on any outstanding borrowings under the Credit Facility is payable at least quarterly.
The Credit Facility is unconditionally guaranteed by Yum's principal domestic subsidiaries and contains financial covenants relating to the maintenance of leverage and fixed charge coverage ratios. The Credit Facility also contains affirmative and negative covenants including, among other things, limitations on certain additional indebtedness, guarantees of indebtedness, level of cash dividends, aggregate non-U.S. investment and certain other transactions as defined in the agreement. These covenants are substantially similar to those contained in the Old Facility which was filed as Exhibit 10.6 on Form 8-K on June 28, 2002. The new Credit Facility will be filed as an exhibit to our Form 10-Q for the quarter ended September 4, 2004.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant
The information described above under “Section 1 - Registrant’s Business and Operations - Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: September 10, 2004	/s/ Gregory N. Moore Senior Vice President and Controller (Principal Accounting Officer)